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                                                                    EXHIBIT 23-1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Michigan Consolidated Gas Company, of our report dated February 12, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to Michigan Consolidated Gas Company's adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"), appearing in the Annual Report on Form 10-K of Michigan Consolidated Gas Company for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

June 8, 1998
Detroit, Michigan